Exhibit 99.1

Maravai LifeSciences Announces Closing of Initial Public Offering and Full Exercise of the Underwriters’ Option to

Purchase Additional Shares

SAN DIEGO, Calif. - November 24, 2020 - Maravai LifeSciences, Inc. (Maravai) (NASDAQ: MRVI), a global provider of life science reagents and services to researchers and biotech innovators, today announced the closing of its initial public offering of 69,000,000 shares of Class A common stock, including the full exercise of the underwriters’ option to purchase up to 9,000,000 additional shares of Class A common stock, at a public offering price of $27 per share. The aggregate gross proceeds to Maravai from the offering were approximately $1,863,000,000, before deducting underwriting discounts and commissions and other offering expenses. All of the shares in the offering were offered by Maravai. Maravai’s Class A common stock began trading on the Nasdaq Global Select Market on November 20, 2020 under the symbol “MRVI.”

Morgan Stanley, Jefferies and Goldman Sachs & Co. LLC acted as joint book-running managers for the offering. BofA Securities, Credit Suisse, UBS Investment Bank, Baird, William Blair, Stifel and KeyBanc Capital Markets also acted as joint book-running managers, and Academy Securities, Loop Capital Markets, Penserra Securities LLC and Tigress Financial Partners acted as co-managers for the offering.

Perella Weinberg Partners L.P. served as capital markets advisor to Maravai. Kirkland & Ellis LLP provided legal counsel to Maravai and Davis Polk & Wardwell LLP provided legal counsel to the underwriters.

A registration statement on Form S-1 relating to these securities was filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on November 19, 2020. The offering was made only by means of a prospectus. A copy of the final prospectus relating to the securities has been filed with the SEC and may be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 866-471-2526, by facsimile at 212-902-9316 or by email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Maravai

Maravai is a leading life sciences company providing critical products to enable the development of drug therapies, diagnostics, novel vaccines and support research on human diseases through its portfolio of companies and their proprietary capabilities and products. Maravai’s companies are leaders in providing products and services in the fields of nucleic acid synthesis, bioprocess impurity detection and analysis, and protein labeling and detection to many of the world’s leading biopharmaceutical, vaccine, diagnostics, and cell and gene therapy companies.

Investor and Media Contact

Sara Michelmore

MacDougall

+1 781-235-3060

maravai@macbiocom.com